EXHIBIT 99.1

GenCorp Reports 2013 Third Quarter Results

SACRAMENTO, Calif., Oct. 15, 2013 (GLOBE NEWSWIRE) -- GenCorp Inc. (NYSE:GY) today reported results for the third quarter ended August 31, 2013.

Financial Overview

Third Quarter of Fiscal 2013 compared to Third Quarter of Fiscal 2012

  Net sales for the third quarter of fiscal 2013 totaled $367.5 million compared to $244.9 million for the third quarter of fiscal 2012.
  Net income for the third quarter of fiscal 2013 was $197.4 million, or $2.39 diluted income per share, compared to net loss of ($9.5) million, or ($0.16) loss per share, for the third quarter of fiscal 2012.
  Adjusted EBITDAP (Non-GAAP measure*) for the third quarter of fiscal 2013 was $41.9 million or 11.4% of net sales, compared to $24.0 million or 9.8% of net sales, for the third quarter of fiscal 2012.
  Segment performance (Non-GAAP measure*) before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items was $36.8 million for the third quarter of fiscal 2013, compared to $29.8 million for the third quarter of fiscal 2012.
  Cash provided by operating activities in the third quarter of fiscal 2013 totaled $7.6 million, compared to $15.7 million in the third quarter of fiscal 2012.
  Free cash flow (Non-GAAP measure*) in the third quarter of fiscal 2013 totaled ($9.4) million, compared to $6.2 million in the third quarter of fiscal 2012.
  As of August 31, 2013, the Company had $523.2 million in net debt (Non-GAAP measure*) compared to $93.7 million as of August 31, 2012.
  Funded backlog was $1,479 million as of August 31, 2013 compared to $1,018 million as of November 30, 2012.

________

* The Company provides Non-GAAP measures as a supplement to financial results based on accounting principles generally accepted in the United States ("GAAP"). A reconciliation of the Non-GAAP measures to the most directly comparable GAAP measures is included at the end of the release.

The net income for the third quarter of fiscal 2013 compared to the comparable prior year period was primarily driven by a $206.6 million income tax benefit primarily associated with the release of deferred tax asset valuation allowance reserves partially offset by the following items: (i) $8.5 million increase in interest expense primarily related to the financing of the acquisition of United Technologies Corporation's ("UTC") Pratt & Whitney Rocketdyne (the "Rocketdyne Business"); (ii) $6.2 million increase in non-cash retirement benefit expense; (iii) $2.9 million increase in the expenses related to the Rocketdyne Business acquisition; and (iv) $2.3 million increase in amortization of intangible assets related to the Rocketdyne Business acquisition.

On June 14, 2013, the Company completed the acquisition of substantially all of the Rocketdyne Business. The aggregate consideration to UTC was $411 million, paid in cash, which represents the initial purchase price of $550 million reduced by $55 million relating to the pending future acquisition of UTC's 50% ownership interest of RD Amross, LLC ("RD Amross") (a joint venture with NPO Energomash of Khimki, Russia which sells RD-180 engines to RD Amross) and the portion of the UTC business that markets and supports the sale of RD-180 engines. The acquisition of UTC's 50% ownership interest of RD Amross and UTC's related business is contingent upon certain conditions including receipt of the Russian governmental regulatory approvals, which may not be obtained. The purchase price was further adjusted for changes in customer advances, capital expenditures and other net assets, and is subject further to post-closing adjustments.

Included in the loss from continuing operations before income taxes of ($9.0) million and ($0.5) million for the third quarter of fiscal 2013 and 2012, respectively, are the following:

	Three months ended
	August 31, 2013	August 31, 2012
	(In millions)
Retirement benefit expense	$ 16.5	$ 10.3
Acquisition costs (1)	7.0	4.1
Amortization of Rocketdyne Business intangible assets	2.3	—
Interest expense associated with financing of Rocketdyne Business acquisition, net	8.5	—
Stock compensation	3.4	2.9
	$ 37.7	$ 17.3

________

(1) Includes an expense of $6.1 million related to mergers and acquisition advisory fees for the three months ended August 31, 2013.

"We continued our focus on delivering excellent program performance to our customers,while simultaneously standing up a new ERP system and proceeding with the integration of the Rocketdyne acquisition," said GenCorp Inc. President and CEO, Scott J. Seymour."The accomplishment of these important milestones during the quarter positions us to create value for all our stake holders well into the future."

Operations Review

Aerospace and Defense Segment

	Three months ended
	August 31, 2013	August 31, 2012
	(In millions)
Net Sales:
Aerojet	$ 229.1	$ 243.6
Rocketdyne Business (1)	136.8	—
	$ 365.9	$ 243.6
Segment profit before environmental remediation provision adjustments, retirement benefit plan expense and unusual items (Non-GAAP measure):
Aerojet	$ 24.7	$ 28.9
Rocketdyne Business (2)	11.2	—
	$ 35.9	$ 28.9
Segment margin before environmental remediation provision adjustments, retirement benefit plan expense and unusual items (Non-GAAP measure)	9.8%	11.9%

________

(1) Represents net sales from the acquisition date of June 14, 2013.

(2) Includes expenses of $8.8 million related to the following (i) unallowable depreciation associated with the step-up in fair value of tangible assets; (ii) amortization of intangible assets associated with the Rocketdyne Business acquisition for the three months ended August 31, 2013; and (iii) unallowable cost of sales associated with the step-up in fair value of inventory.

Net sales for the third quarter of fiscal 2013 were $365.9 million compared to $243.6 million for the third quarter of fiscal 2012.The increase in net sales was primarily due to the acquisition of the Rocketdyne Business which contributed net sales of $136.8 million from the acquisition date of June 14, 2013. Also, increased deliveries on the Tactical Tomahawk program generated $6.6 million in additional net sales. The increase in net sales was partially offset by lower deliveries on the Terminal High Altitude Area Defense and Atlas V programs decreasing net sales by $18.2 million. Net sales for the first nine months of fiscal 2013 were $893.6 million compared to $691.6 million for the first nine months of fiscal 2012. The increase in net sales was primarily due to the following (i) the Rocketdyne Business contributed $136.8 million of net sales from the acquisition date of June 14, 2013; (ii) an increase of $65.0 million in the various Standard Missile programs primarily from increased development activities for the Throttling Divert and Attitude Control System for the Standard Missile-3 Block IIA program and increased deliveries on the Standard Missile-1 Regrain program; and (iii) increased deliveries on the Atlas V program generating additional sales of $12.8 million. The increase in net sales was partially offset by a reduction of $16.1 million on the Bomb Live Unit – 129B ("BLU-129B") composite case program due to completion of the contract in fiscal 2012 and the timing of the follow-on BLU-129B contract valued at $16 million.

The Company's fiscal year ends on November 30 of each year. The fiscal year of the Company's subsidiary, Aerojet Rocketdyne, Inc. ("Aerojet Rocketdyne") ends on the last Saturday of November. As a result of the 2013 calendar, Aerojet Rocketdyne had 14 weeks of operation in the first quarter of fiscal 2013 compared to 13 weeks of operations in the first quarter of fiscal 2012. The additional week of operation in the first quarter of fiscal 2013 accounted for $27.8 million in additional net sales.

Segment margin before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items (Non-GAAP measure) was 9.8% for the third quarter of fiscal 2013, compared to 11.9% for the third quarter of fiscal 2012. The decrease in the segment margin before environmental remediation provision adjustments, retirement benefit plan expense and unusual items compared to the comparable prior year period was primarily driven by higher depreciation and amortization expense of $10.0 million or 2.7% of net sales,  primarily related to the valuation of the assets acquired from the Rocketdyne Business.

Segment margin before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items (Non-GAAP measure) was 11.4% for the first nine months of fiscal 2013, compared to 11.8% for the first nine months of fiscal 2012.  The decrease in the segment margin compared to the comparable prior year period was driven by higher depreciation and amortization expense of $10.4 million or 1.2 % of net sales, primarily related to the valuation of the assets acquired from the Rocketdyne Business partially offset by improved contract performance on a space program which experienced cost growth in the first nine months of fiscal 2012.

A summary of the Company's backlog is as follows:

	August 31,	November 30,
	2013	2012
	(In millions)
Funded backlog	$ 1,479	$ 1,018
Unfunded backlog	1,111	508
Total contract backlog	$ 2,590	$ 1,526

As of August 31, 2013, funded backlog and contract backlog included $564 million and $1,150 million, respectively, related to the Rocketdyne Business.

Total backlog includes both funded backlog (unfilled orders for which funding is authorized, appropriated and contractually obligated by the customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to funding delays or program restructurings/cancellations which are beyond the Company's control.

Real Estate Segment

Net sales for the third quarter of fiscal 2013 were $1.6 million compared to $1.3 million for the third quarter of fiscal 2012. Segment performance for the third quarter of fiscal 2013 and 2012 was income of $0.9 million.  Net sales for the first nine months of fiscal 2013 were $4.2 million compared to $5.1 million for the first nine months of fiscal 2012. Segment performance for the first nine months of fiscal 2013 and 2012 was income of $2.9 million. Net sales and segment performance consist primarily of rental property operations. Fiscal 2012 results included $0.6 million in land sales.

Additional Information

Debt Activity

The Company's debt activity during the first nine months of fiscal 2013 was as follows:

	November 30, 2012	Additions	Cash Payments	Non-cash Conversion Activity	August 31, 2013
	(In millions)
Term loan	$ 47.5	$ —	$ (1.9)	$ —	$ 45.6
7 1/8% Second-Priority Senior Secured Notes	—	460.0	—	—	460.0
4 1/16% Convertible Subordinated Debentures	200.0	—	—	(1.6)	198.4
2 1/4% Convertible Subordinated Debentures	0.2	—	—	—	0.2
Other debt	1.0	—	(0.1)	—	0.9
Total Debt and Borrowing Activity	$ 248.7	$ 460.0	$ (2.0)	$ (1.6)	$ 705.1

As of August 31, 2013, the Company had $91.9 million available under its revolving credit facility. In addition, as of August 31, 2013, the Company had $58.1 million of outstanding letters of credit which includes $12.3 million of letters of credit issued in connection with the acquisition of the Rocketdyne Business.

Retirement Benefit Plans

Components of retirement benefit expense are:

	Three months ended August 31,		Nine months ended August 31,
	2013	2012	2013	2012
	(In millions)
Service cost	$ 1.7	$ 1.2	$ 4.5	$ 3.5
Interest cost on benefit obligation	15.9	19.3	47.5	57.6
Assumed return on plan assets	(24.1)	(24.8)	(72.3)	(74.4)
Amortization of prior service credits	(0.2)	—	(0.6)	—
Recognized net actuarial losses	23.2	14.6	69.4	44.1
Retirement benefit expense	$ 16.5	$ 10.3	$ 48.5	$ 30.8

The increase in retirement benefit expense was primarily due to higher actuarial losses recognized in 2013 compared to the prior year periods. The increase in actuarial losses was primarily the result of a decline in the discount rate used to determine the Company's retirement benefit obligation.

The Company does not expect to make any significant cash contributions to its tax-qualified defined benefit pension plan until fiscal 2015 or later. In addition, under the Office of Federal Procurement Policy rules, the Company will recover portions of any required pension funding through its government contracts and the Company estimates that approximately 84% of its unfunded pension obligation as of November 30, 2012 is related to its government contracting business. In conjunction with the acquisition of the Rocketdyne Business, the Company recorded a $5.3 million pension liability associated with Rocketdyne's bargaining unit employees. The annual expenses associated with the pension liability are allowed to be included in the Company's contracts with the U.S. government.

The funded status of the pension plan may be adversely affected by the investment experience of the plan's assets, by any changes in U.S. law and by changes in the statutory interest rates used by tax-qualified pension plans in the U.S. to calculate funding requirements. Accordingly, if the performance of the Company's plan assets does not meet assumptions, if there are changes to the Internal Revenue Service regulations or other applicable law or if other actuarial assumptions are modified, future contributions to the underfunded pension plan could be higher than the Company expects.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company's management are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company's management that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company's forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

  future reductions or changes in U.S. government spending;
  cancellation or material modification of one or more significant contracts;
  negative audit of the Company's business by the U.S. government;
  the integration difficulties or inability to integrate the Rocketdyne Business into the Company's existing operations successfully or to realize the anticipated benefits of the acquisition;
  ability to manage effectively the Company's expanded operations following the acquisition of the Rocketdyne Business;
  the increase in the Company's leverage and debt service obligations as a result of the acquisition of the Rocketdyne Business;
  the Rocketdyne Business' international sales are subject to applicable laws relating to export controls, the violation of which could adversely affect its operations;
  the acquisition of the RD Amross, LLC is subject to a number of conditions which could delay or materially adversely affect the timing of its completion, or prevent it from occurring;
  cost overruns on the Company's contracts that require the Company to absorb excess costs;
  failure of the Company's subcontractors or suppliers to perform their contractual obligations;
  failure to secure contracts;
  failure to comply with regulations applicable to contracts with the U.S. government;
  failure to comply with applicable laws, including laws relating to export controls and anti-corruption or bribery laws;
  costs and time commitment related to potential acquisition activities;
  the Company's inability to adapt to rapid technological changes;
  failure of the Company's information technology infrastructure;
  failure to effectively implement the Company's enterprise resource planning ("ERP") system, including the ERP implementation for the Rocketdyne Business;
  product failures, schedule delays or other problems with existing or new products and systems;
  the release, or explosion, or unplanned ignition of dangerous materials used in the Company's businesses;
  loss of key qualified suppliers of technologies, components, and materials;
  the funded status of the Company's defined benefit pension plan and the Company's obligation to make cash contributions in excess of the amount that the Company can recover in its current period overhead rates;
  effects of changes in discount rates, actual returns on plan assets, and government regulations of defined benefit pension plans;
  the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
  environmental claims related to the Company's current and former businesses and operations;
  reductions in the amount recoverable from environmental claims;
  the results of significant litigation;
  occurrence of liabilities that are inadequately covered by indemnity or insurance;
  inability to protect the Company's patents and proprietary rights;
  business disruptions;
  the earnings and cash flow of the Company's subsidiaries and the distribution of those earnings to the Company;
  the substantial amount of debt which places significant demands on the Company's cash resources and could limit the Company's ability to borrow additional funds or expand its operations;
  the Company's ability to comply with the financial and other covenants contained in the Company's debt agreements;
  risks inherent to the real estate market;
  changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
  additional costs related to the Company's divestitures;
  the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
  a strike or other work stoppage or the Company's inability to renew collective bargaining agreements on favorable terms;
  fluctuations in sales levels causing the Company's quarterly operating results and cash flows to fluctuate;
  failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act; and
  those risks detailed from time to time in the Company's reports filed with the SEC.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's website at http://www.GenCorp.com.

GenCorp Inc.
Unaudited Condensed Consolidated Statements of Operations
	Three months ended August 31,		Nine months ended August 31,
	2013	2012	2013	2012
	(In millions, except per share amounts)
	(Unaudited)
Net Sales	$ 367.5	$ 244.9	$ 897.8	$ 696.7
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	326.7	214.1	798.6	608.3
Selling, general and administrative	14.1	10.4	39.9	31.9
Depreciation and amortization	15.2	5.3	26.6	16.1
Other expense, net	8.1	11.0	24.5	15.5
Total operating costs and expenses	364.1	240.8	889.6	671.8
Operating income	3.4	4.1	8.2	24.9
Non-operating (income) expense:
Interest income	—	(0.2)	(0.2)	(0.5)
Interest expense	12.4	4.8	36.2	16.6
Total non-operating expense, net	12.4	4.6	36.0	16.1
(Loss) income from continuing operations before income taxes	(9.0)	(0.5)	(27.8)	8.8
Income tax (benefit) provision	(206.6)	8.2	(199.6)	13.8
Income (loss) from continuing operations	197.6	(8.7)	171.8	(5.0)
Loss from discontinued operations, net of income taxes	(0.2)	(0.8)	(0.2)	(0.4)
Net income (loss)	$ 197.4	$ (9.5)	$ 171.6	$ (5.4)
Income (Loss) Per Share of Common Stock
Basic
Income (loss) per share from continuing operations	$ 3.25	$ (0.15)	$ 2.83	$ (0.08)
Loss per share from discontinued operations, net of income taxes	—	(0.01)	—	(0.01)
Net income (loss) per share	$ 3.25	$ (0.16)	$ 2.83	$ (0.09)
Diluted
Income (loss) per share from continuing operations	$ 2.39	$ (0.15)	$ 2.13	$ (0.08)
Loss per share from discontinued operations, net of income taxes	—	(0.01)	—	(0.01)
Net income (loss) per share	$ 2.39	$ (0.16)	$ 2.13	$ (0.09)
Weighted average shares of common stock outstanding, basic	59.7	59.0	59.5	58.9
Weighted average shares of common stock outstanding, diluted	82.1	59.0	81.9	58.9

GenCorp Inc.
Unaudited Operating Segment Information
	Three months ended August 31,		Nine months ended August 31,
	2013	2012	2013	2012
	(In millions)
	(Unaudited)
Net Sales:
Aerospace and Defense	$ 365.9	$ 243.6	$ 893.6	$ 691.6
Real Estate	1.6	1.3	4.2	5.1
Total Net Sales	$ 367.5	$ 244.9	$ 897.8	$ 696.7
Segment Performance:
Aerospace and Defense (1)	$ 35.9	$ 28.9	$ 101.5	$ 81.4
Environmental remediation provision adjustments	(1.7)	(6.5)	(2.3)	(9.3)
Retirement benefit plan expense	(11.3)	(4.8)	(32.8)	(14.2)
Unusual items	(0.2)	(0.1)	(1.8)	(0.5)
Aerospace and Defense Total (1)	22.7	17.5	64.6	57.4
Real Estate	0.9	0.9	2.9	2.9
Total Segment Performance	$ 23.6	$ 18.4	$ 67.5	$ 60.3
Reconciliation of segment performance to (loss) income from continuing operations before income taxes:
Segment performance	$ 23.6	$ 18.4	$ 67.5	$ 60.3
Interest expense	(12.4)	(4.8)	(36.2)	(16.6)
Interest income	—	0.2	0.2	0.5
Stock-based compensation expense	(3.4)	(2.9)	(9.7)	(5.1)
Corporate retirement benefit plan expense	(5.2)	(5.5)	(15.7)	(16.6)
Corporate and other	(5.0)	(1.7)	(16.7)	(9.1)
Unusual items	(6.6)	(4.2)	(17.2)	(4.6)
(Loss) income from continuing operations before income taxes	$ (9.0)	$ (0.5)	$ (27.8)	$ 8.8

________

(1)  Includes expenses of $8.8 million related to the following (i) unallowable depreciation associated with the step-up in fair value of tangible assets; (ii) amortization of intangible assets associated with the Rocketdyne Business acquisition for the three months ended August 31, 2013; and (iii) unallowable cost of sales associated with the step-up in fair value of inventory.

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses and provisions for unusual items relating to the segment operations. Segment performance excludes corporate income and expenses, provisions for unusual items not related to the segment operations, interest expense, interest income, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for on-going business operations. It is on this basis that management internally assesses the financial performance of its segments.

GenCorp Inc.
Unaudited Condensed Consolidated Balance Sheets
	August 31, 2013	November 30, 2012
	(In millions)
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$ 181.9	$ 162.1
Accounts receivable	219.3	111.5
Inventories	127.9	46.9
Recoverable from the U.S. government and other third parties for environmental remediation costs	21.4	22.3
Receivable from Northrop Grumman Corporation ("Northrop")	6.0	6.0
Other receivables, prepaid expenses and other	21.6	19.3
Deferred income taxes	13.3	—
Total Current Assets	591.4	368.1
Noncurrent Assets
Property, plant and equipment, net	364.6	143.9
Real estate held for entitlement and leasing	75.2	70.2
Recoverable from the U.S. government and other third parties for environmental remediation costs	95.1	107.9
Receivable from Northrop	70.1	69.3
Deferred income taxes	192.7	—
Goodwill	164.6	94.9
Intangible assets	130.7	13.9
Other noncurrent assets, net	66.0	51.1
Total Noncurrent Assets	1,159.0	551.2
Total Assets	$ 1,750.4	$ 919.3

LIABILITIES, REDEEMABLE COMMON STOCK, AND SHAREHOLDERS' DEFICIT
Current Liabilities
Short-term borrowings and current portion of long-term debt	$ 2.8	$ 2.7
Accounts payable	105.0	56.1
Reserves for environmental remediation costs	40.4	39.5
Postretirement medical and life insurance benefits	7.5	7.5
Advance payments on contracts	131.1	100.1
Income taxes	1.1	—
Deferred income taxes	—	9.4
Other current liabilities	192.4	103.3
Total Current Liabilities	480.3	318.6
Noncurrent Liabilities
Senior debt	43.1	45.0
Second-priority senior notes	460.0	—
Convertible subordinated notes	198.6	200.2
Other debt	0.6	0.8
Deferred income taxes	—	2.2
Reserves for environmental remediation costs	138.7	150.0
Pension benefits	437.1	454.5
Postretirement medical and life insurance benefits	65.8	68.3
Other noncurrent liabilities	68.8	68.5
Total Noncurrent Liabilities	1,412.7	989.5
Total Liabilities	1,893.0	1,308.1
Commitments and contingencies
Redeemable common stock	2.0	3.9
Shareholders' Deficit
Common stock	5.9	5.9
Other capital	277.3	269.6
Accumulated deficit	(10.3)	(181.9)
Accumulated other comprehensive loss, net of income taxes	(417.5)	(486.3)
Total Shareholders' Deficit	(144.6)	(392.7)
Total Liabilities, Redeemable Common Stock and Shareholders' Deficit	$ 1,750.4	$ 919.3
GenCorp Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
	Nine months ended
	August 31,	August 31,
	2013	2012
	(In millions)
	(Unaudited)
Operating Activities
Net income (loss)	$ 171.6	$ (5.4)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss from discontinued operations	0.2	0.4
Depreciation and amortization	26.6	16.1
Amortization of debt discount and financing costs	3.6	1.9
Stock-based compensation	9.7	5.1
Retirement benefit expense	48.5	30.8
Tax benefit on stock-based awards	(0.1)	(1.9)
Loss on debt repurchased	—	0.4
Changes in assets and liabilities	(233.5)	15.8
Net cash provided by continuing operations	26.6	63.2
Net cash used in discontinued operations	(0.1)	(0.2)
Net Cash Provided by Operating Activities	26.5	63.0
Investing Activities
Purchases of Rocketdyne Business	(411.2)	—
Purchases of investments	(0.5)	—
Proceeds from sale of property	—	0.6
Capital expenditures	(38.7)	(18.8)
Net Cash Used in Investing Activities	(450.4)	(18.2)
Financing Activities
Tax benefit on stock-based awards	0.1	1.9
Proceeds from shares issued equity plans	0.3	0.1
Proceeds from issuance of debt	460.0	—
Debt issuance costs	(14.7)	(1.3)
Debt repayments	(2.0)	(77.0)
Vendor financing repayments	—	(0.8)
Net Cash Provided by (Used in) Financing Activities	443.7	(77.1)
Net Increase (Decrease) in Cash and Cash Equivalents	19.8	(32.3)
Cash and Cash Equivalents at Beginning of Year	162.1	188.0
Cash and Cash Equivalents at End of Year	$ 181.9	$ 155.7

Use of Non-GAAP Financial Measures

In addition to segment performance (discussed above), the Company provides the Non-GAAP financial measures of its operational performance called Adjusted EBITDAP. The Company uses this metric to further its understanding of the historical and prospective consolidated core operating performance of its segments, net of expenses incurred by its corporate activities in the ordinary, on-going and customary course of its operations. Further, the Company believes that to effectively compare the core operating performance metrics from period to period on a historical and prospective basis, the metric should exclude items relating to retirement benefits (pension and postretirement benefits), significant non-cash expenses, the impacts of financing decisions on the earnings, and items incurred outside the ordinary, on-going and customary course of its operations. Accordingly, the Company defines Adjusted EBITDAP as GAAP (loss) income from continuing operations before income taxes adjusted by interest expense, interest income, depreciation and amortization, retirement benefit expense, and unusual items which the Company does not believe are reflective of such ordinary, on-going and customary activities. Adjusted EBITDAP does not represent, and should not be considered an alternative to, net income (loss), as determined in accordance with GAAP.

	Three months ended		Nine months ended
	August 31, 2013	August 31, 2012	August 31, 2013	August 31, 2012
	(In millions, except percentage amounts)
(Loss) income from continuing operations before income taxes	$ (9.0)	$ (0.5)	$ (27.8)	$ 8.8
Interest expense	12.4	4.8	36.2	16.6
Interest income	—	(0.2)	(0.2)	(0.5)
Depreciation and amortization	15.2	5.3	26.6	16.1
Retirement benefit expense	16.5	10.3	48.5	30.8
Unusual items
Legal related matters	(0.2)	0.2	0.2	0.6
Rocketdyne Business acquisition related costs	7.0	4.1	18.8	4.1
9 ½% Senior Subordinated Notes redemption	—	—	—	0.4
Adjusted EBITDAP	$ 41.9	$ 24.0	$ 102.3	$ 76.9
Adjusted EBITDAP as a percentage of net sales	11.4%	9.8%	11.4%	11.0%

In addition to segment performance and Adjusted EBITDAP, the Company provides the Non-GAAP financial measures of free cash flow and net debt. The Company uses these financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. Management believes that these financial measures are useful to investors because they permit investors to view the Company's business using the same tools that management uses to gauge progress in achieving its goals.

	Three months ended		Nine months ended
	August 31, 2013	August 31, 2012	August 31, 2013	August 31, 2012
(In millions)
Cash provided by operating activities	$ 7.6	$ 15.7	$ 26.5	$ 63.0
Capital expenditures	(17.0)	(9.5)	(38.7)	(18.8)
Free cash flow	$ (9.4)	$ 6.2	$ (12.2)	$ 44.2

	August 31, 2013	August 31, 2012
(In millions)
Debt principal	$ 705.1	$ 249.4
Cash and cash equivalents	(181.9)	(155.7)
Net debt	$ 523.2	$ 93.7

Because the Company's method for calculating the Non-GAAP measures may differ from other companies' methods, the Non-GAAP measures presented above may not be comparable to similarly titled measures reported by other companies. These measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.

CONTACT: Investors: Kathy Redd, vice president and
         chief financial officer 916.355.2361
         Ron Samborsky, vice president,
         investor relations  916.355.3610
         Media: Glenn Mahone, vice president,
         communications  202.302.9941